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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

BORLAND COMPLETES ACQUISITION OF VISIGENIC

Provides Technology, Sales and Professional Services Staff
Aimed at Accelerating Growth in the Enterprise; Roger Sippl
Joins Borland as CTO

SCOTTS VALLEY, Calif. -- March 2, 1998 -- Borland International, Inc. (NASDAQ:BORL) today announced it has completed its acquisition of Visigenic Software, Inc. The closing of the transaction is a major milestone in Borland's mission to become a leading supplier of enterprise application development technology. In connection with the acquisition, Borland also announced that Roger Sippl, founder and former CEO of Visigenic, has been named the company's Chief Technology
Officer (CTO), reporting to Borland Chairman and CEO, Del
Yocam.

The combined operations of the two companies will be conducted under the name Borland International, Inc. and will be headquartered in Scotts Valley, Calif. Borland's common stock will continue to be traded on the NASDAQ National Market
System under the symbol BORL. Under the terms of the acquisition, which was approved Friday, February 27, 1998 by stockholders of both companies, Visigenic stockholders will receive .81988 of a share of Borland common stock for each outstanding share of Visigenic common stock. Approximately 12 million shares of Borland common stock will be issued to former Visigenic stockholders. The approximate value of the transaction, based on Borland's Friday closing price of $9.3125, is $111 million. The combined revenues of Borland and Visigenic in calendar year 1997 were approximately $188 million.

In connection with the acquisition, Borland anticipates taking a restructuring charge in its fiscal first quarter (ending March 31, 1998). As part of the acquisition, Borland plans to maintain a major development facility at Visigenic's previous corporate headquarters in San Mateo, Calif.

Visigenic, which was founded in 1993, has been a leading provider of CORBA (Common Object Request Broker
Architecture) distributed object technology for integrating heterogeneous software environments. Through its extensive license agreements with major information technology leaders such as Oracle, Netscape and Novell, Visigenic has established its VisiBroker as a de facto standard ORB (Object Request Broker) technology in the computer industry.

"Completing this acquisition is a major milestone in a corporate turnaround plan that we have pursued aggressively during the
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past year," said Yocam, who joined Borland as chairman and
CEO in December 1996. "The cornerstone of our strategy is to reinvent ourselves as a growing, enterprise software company. This acquisition provides us with key technology, sales infrastructure and professional services that strongly position Borland to take advantage of what we believe is the next wave in enterprise computing -- distributed object computing."

Under Yocam's leadership, Borland has successfully penetrated the enterprise software market. More than 50 percent of Borland's revenues now come from client/server and enterprise products and technology. The growth in enterprise revenue, along with important changes in Borland's operations, has resulted in three consecutive quarters of profit and four quarters of revenue growth. The acquisition of Visigenic is aimed at further positioning Borland as a major enterprise software provider.

"Large corporations have been moving toward a distributed computing architecture for a number of years," said Yocam. "In the past two years, however, the proliferation of the Internet, the emergence of Java and the growing support for CORBA, have resulted in demand for a new, object-based infrastructure to build the next generation of applications. The combination of Borland and Visigenic will open the door for substantially enhanced integration of application development environments, distributed object middleware and application management tools. This combination radically simplifies the development, deployment and management of custom distributed applications that provide corporations with a competitive advantage."

Visigenic Executives Added to Senior Management Team

In connection with today's acquisition, Borland also announced it has expanded its senior management team with the addition of three Visigenic executives. Roger Sippl, founder and chairman of Visigenic, becomes Borland's CTO. Sippl also founded Vantive Software and Informix Corporation. Sippl will work closely with Borland Senior Vice President of Research and Development,
Rick LeFaivre, to define and execute Borland's technology vision.

Reporting to Sippl as part of the office of the CTO is Jens
Christensen, Ph.D., who had been CTO of Visigenic.
Christensen, who will hold the title of chief scientist, is one the world's leading experts on distributed object computing.
Christensen was the founder of Post Modern Computing, a company that Visigenic acquired in 1996.

Borland also announced the appointment of Robert Perreault, as vice president of Professional Services. Perreault, who held the same title at Visigenic, joins Borland along with more than 50 consultants and trainers who will combine with Borland's consulting team to form the company's Professional Services organization. Perreault has substantial experience building and managing organizations that service the needs of the enterprise development market. He will report to John Floisand, senior vice president of Worldwide Sales.

About Borland International

        Borland International, Inc. is a leading provider of
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high-quality software products for corporate application
developers worldwide. Borland is distinguished for its award-winning family of rapid application development tools and scalable middleware technology for desktop, client/server, Internet/intranet, and enterprise systems. The company's products are supported through comprehensive corporate and independent developer programs, value-added resellers, and systems integrators. Founded in 1983, Borland is headquartered in Scotts Valley, California. For more information on Borland, customers can visit Borland Online at http://www.borland.com .

Forward-looking statements in this release including but not limited to those concerning Borland's future financial performance, product availability dates, the potential benefits of the acquisition of Visigenic, and the potential features of or benefits to be derived from Borland's and Visigenic's products, involve a number of uncertainties and risks, and actual events or results may differ materially. Factors that could cause actual events or results to differ materially include, among others, the following: the risks associated with the integration of Borland's and Visigenic's respective operations, technologies and products, possible disruptive effects of organizational or personnel changes, shifts in customer demand, market acceptance of the Borland's Visigenic's new or enhanced products, delays in scheduled product availability dates, actions or announcements by competitors, software errors, general business conditions and market growth rates in the client/server and Internet software markets, and other factors described in each company's S.E.C. reports on forms 10Q, 10K and 8-K.

Borland product names are trademarks or registered trademarks of Borland International, Inc. Other product names mentioned herein may be trademarks of the party using such names.